Exhibit 10.8

OSHKOSH CORPORATION

Summary of Cash Compensation for Non-Employee Directors

Cash compensation for non-employee members of the Board of Directors (the “Board”) of Oshkosh Corporation, effective February 6, 2017, consists of payment of the following: (i) an annual retainer of $92,500 for each non-employee director; (ii) an additional annual retainer of $150,000 for the non-employee Chairman of the Board; (iii) an additional annual retainer of $13,500 for each Board Committee on which a non-employee directors serves during the calendar year; (iv) an additional annual retainer of $15,000 to the non-employee Chair of the Audit Committee and the Human Resources Committee of the Board; (v) an additional annual retainer of $10,000 to the non-employee Chair of the Governance Committee of the Board; and (vi) reimbursement of reasonable travel and related expenses incurred in attending Board and Board committee meetings as well as continuing education programs.